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Exhibit 12



               Southwest Securities Group, Inc. and Subsidiaries
        Statement Re Computation of Ratio of Earnings to Fixed Charges
                         (In thousands, except ratio)


                                                                      Fiscal Years Ended
                                                June 25,     June 26,       June 27,        June 28,       June 30,
                                                  1999         1998           1997            1996           1995
                                         -----------------------------------------------------------------------------
Income before income taxes                   $    40,520     $   31,898     $   25,743      $  21,757       $  8,755

Add fixed charges:
    Interest expense                              99,951        100,704         83,238         69,092         42,308
    Interest factor in rents /(1)/                 1,776          1,611          1,057            848            697
                                         -----------------------------------------------------------------------------
Total fixed charges                              101,727        102,315         84,295         69,940         43,005

                                         -----------------------------------------------------------------------------
Earnings before fixed charges
  and income taxes                           $   142,247     $  134,213     $  110,038      $  91,697       $ 51,760
                                         =============================================================================

Ratio of earnings to fixed charges                   1.4            1.3            1.3            1.3            1.2
                                         =============================================================================



    /(1)/ The Company estimates that one-third of rental expense is representative of the interest factor.